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                                                                    EXHIBIT 23.1


CONSENT OF EISNER LLP, INDEPENDENT AUDITORS

To the Board of Directors of
 Ladenburg Thalmann Financial Services Inc.

We consent to the incorporation by reference in the Registration
Statements ("Registration Statements") of Ladenburg Thalmann Financial Services Inc. on Form S-8 (Nos. 333-82688, 333-101360 and 333-101361) and on Form S-3
(Nos. 333-37934, 333-71526, 333-81964 and 333-88866) of our report dated
February 14, 2003 (except for the seventh paragraph of Note 13 and the fifth paragraph of Note 9, as to which the dates are March 3, 2003 and March 13, 2003, respectively) with respect to the consolidated financial statements as at and for the year ended December 31, 2002 of Ladenburg Thalmann Financial Services Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2002.


/s/ Eisner LLP
---------------------------
Eisner LLP
New York, New York
March 27, 2003